Exhibit 99.1

REALTY INCOME APPOINTS CHRISTIE KELLY AS CHIEF FINANCIAL OFFICER

SAN DIEGO, CALIFORNIA, October 13, 2020….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that Christie Kelly will become Executive Vice President, Chief Financial Officer and Treasurer. Ms. Kelly joined the company’s Board of Directors in November 2019 and currently serves as a member of the Audit Committee. The appointment of Ms. Kelly to Chief Financial Officer will take effect January 19, 2021, at which time Ms. Kelly will resign from the company’s Board of Directors.

Ms. Kelly is the former Global Chief Financial Officer of Jones Lang LaSalle Incorporated (“JLL”), a publicly traded financial and professional services firm specializing in real estate. She worked with JLL from 2013 – 2018, bringing with her 25 years of experience in financial management, international real estate, mergers and acquisitions, information technology and investment banking. From 2009 – 2013, Ms. Kelly was the Executive Vice President and Chief Financial Officer of Duke Realty Corporation, a publicly traded industrial REIT. Prior to that, she was a Senior Vice President, Global Real Estate, with Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Ms. Kelly holds a B.A. degree in economics from Bucknell University.

“Christie has been a valuable addition to our company since joining the board last year, and we look forward to her continued contributions as Chief Financial Officer,” said Michael D. McKee, Chairman of the Board of Directors. “Her extensive industry experience as both a senior executive and director, as well as her service on Realty Income’s Audit Committee, will allow for a seamless transition.”

Commenting on Ms. Kelly’s appointment to Chief Financial Officer, Sumit Roy, President and Chief Executive Officer, said, “We are honored to welcome Christie to our senior management team. It has been my pleasure to work with Christie on our Board of Directors, and I am excited to be a partner with her in continuing to advance Realty Income’s strategy and objectives. Her breadth of knowledge and experience with leading real estate companies will be immediately additive to our team.”

“I have witnessed the extent and depth of Realty Income’s team while serving as a director throughout the past year, and I look forward to joining the company as Chief Financial Officer,” added Christie Kelly. “Realty Income’s strength in the market as a leading S&P 500 REIT is impressive and I am excited to continue working with the team to drive the business forward.”

About the Company

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 603 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 108 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:

Jonathan Pong, CFA, CPA

SVP, Capital Markets and Finance

(858) 284-5177